Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)Registration Statement (Form S-8 No. 333-229507), as amended by Post-Effective Amendment No. 1 filed by New Fortress Energy Inc., pertaining to the Amended and Restated New Fortress Energy Inc. 2019 Omnibus Incentive Plan, and
(2)Registration Statement (Form S-3 No. 333-277611) of New Fortress Energy Inc.;

of our report with respect to the consolidated financial statements of New Fortress Energy Inc. dated March 10, 2025 (except for the effect of the material weakness described in the second paragraph of the Opinion on the Consolidated Financial Statements, the Critical Audit Matter for Going Concern, and the last three paragraphs of Note 30, as to which the date is June 27, 2025) and our report with respect to the effectiveness of internal control over financial reporting of New Fortress Energy Inc. dated March 10, 2025 (except for the effect of the material weakness described in the second and third paragraphs, as to which the date is June 27, 2025) included in this Form 10-K/A of New Fortress Energy Inc. for the year ended December 31, 2024.

/s/ Ernst & Young

Philadelphia, Pennsylvania
June 27, 2025